Exhibit 99.1

Catasys, Inc. Issues Letter to Shareholders

-	Increasing Utilization and Expansions From Health Plans to Increase Equivalent Lives Under Contract in 2017 to More Than 20 Million
-	Such Adoption Portends to a Cash Receipts Run Rate of approximately $126 million 12 months from Launch

Dear Catasys Shareholder,

We are pleased to update you, our valued shareholder, on the exciting events occurring throughout our business and will be taking steps to provide additional visibility into our progress going forward. The rapid pace at which we are expanding our engagements with the major U.S. health plans has dramatically increased the total number of equivalent lives we are reporting at the end of 2016. This growth is expected to have a significant impact on our financial performance for 2017.

The healthcare industry, in particular, health insurance companies and plans, typically take many years to allow a new entrant such as us to gain significant traction. It has taken the Company several years to prove out our business model, as it is currently accepted by many national health plan providers. During this time, we have found it virtually impossible to have enough visibility in our business to publicly provide accurate financial guidance and direction. Through this letter, we hope that you will sense something must be changing given our newly communicative posture.

Further, we will briefly discuss our vision; the healthcare industry issues that we are addressing; the proprietary nature of our products; the scalable nature of our business, and our near term expectations.

Company Vision and Solution

The Company’s vision is to improve the behavioral health industry by providing an innovative proactive treatment solution with cost saving opportunities for health plan customers, and ultimately be able to scale its availability on a national and perhaps one day, international basis.

Today, we are focused on substance use disorder (SUD), depression and anxiety which comprises approximately 75% of behavioral health disorders. The U.S. currently has a passive system whereby treatment avoidant patients (cost, denial, stigma, access) need to seek out treatment, gain access to treatment, afford said treatment, and then receive the appropriate care that addresses both the physiological and psych-social aspects (“integrative care”) of these complex diseases.

Unfortunately, the more severe patients we serve have these diseases as co-morbid conditions of each other, and have other co-morbidities, such as cardiovascular, diabetes, renal, liver disease etc. The average amount of costs associated with these patients directly related to the behavioral diseases alone is $30,000. These costs are predominantly from emergency room visits and in-patient hospital stays.

Catasys provides an integrated outpatient solution with proprietary analytics and predictive modeling, proprietary enrollment, engagement and modification of behavior techniques. Our solution effectively turns the passive system, treatment avoidant, minimal access to care, unidentified patient population to a proactive, replicable, scalable, national solution where we focus on the complete care of the patients.

The results from our solution have shown that patients are getting better, and the health insurance companies are consistently saving 50% of the medical costs for each patient enrolled. Hence, there is a health plan incentive to pay for all the associated treatment costs. Through OnTrak, behavioral health patients now have full treatment program coverage, increased access to treatment and effective care.

First Quarter and Full Year 2017

Catasys has emerged as a leading healthcare analytics company providing proprietary value-added care for health plan members. We are like “Amazon and Uber” to the standard facilities-based behavioral health industry model, as we are virtual and scalable throughout the country, utilizing provider networks of independent contracted medical doctors and psychologists, companioned with our own care coaches, in an outpatient setting.

All of our existing health plan customers, including, Humana, Aetna, Centene, and HAMP, have expanded OnTrak to their other products and expanded geographically. We are now operating in 18 states, with more to come. This week we have seen for the first time that one of our customers expanded from our SUD OnTrak program to the OnTrak treatment of SUD, depression and anxiety.

While we have been growing revenues significantly year-over-year and sequentially, the numbers are quite small relative to what we expect in the coming year and beyond. We have worked through much of the customer specific logistical issues in 2016 that limited our revenues, and it appears that the “perfect storm” is beginning to culminate in the first quarter of 2017.

“Perfect Storm”

We anticipate shortly that all of our existing customers will be operating at or near full capacity for the lives under contract by the end of the first quarter of 2017, with additional opportunities to expand. We expect this growth to come throughout their eligible members, including Medicare, Medicaid, commercial, individual, and, hopefully, TRICARE (military and veterans), as well as, expansion throughout our depression and anxiety offerings.

It’s important to note that when a health plan contracts OnTrak for depression, anxiety and SUD, it represents an approximately 4.4X increase of the eligible population from which we enroll. We began the year with at or under 20% enrollment rates of eligible lives. We are constantly trying to improve our techniques and we are beginning to see the results. While we are only one quarter in, we are currently seeing a 20-25% enrollment rate which exceeds our expectations.

Another input to the “storm” is additional health insurance contracts. We expect to add more national and super-regional health plans. This will be a major impetus to revenue growth. Excitingly, we expect many of the new contracts to include the treatment of depression and anxiety. These will be the first instances of new customers contracting for all three disease states. We are hopeful that in 2017 we will have contracts in place with health plans that represent in excess of 75% of the commercially covered lives in the USA. We are hopeful that we will have contracts with 7 of the 8 largest health plans in the country. Importantly, all of our existing and future customers will continue to benefit from the trend in place, and expected to accelerate with the next administration, of more of the Medicare and Medicaid populations moving to managed care. These populations have an approximately 2.5X the eligible patients from which we enroll than a commercial population.

Unfortunately, another “tailwind” is the increasing rates of mental illness in the U.S. In a survey released this week, one out of six adults take psychiatric medications. Alarmingly, 85% of them are prescribed multiple refills. This is indicative of rising dependencies and associated medical costs. The government increasingly recognizes the U.S. mental health problem and has instituted the Mental Health Parity Act, and this week, the 21st Century Cures Act became law thereby improving U.S. mental health efforts.

The Result: Large Projected Revenue Streams

We believe that in 2017 we will nearly triple our Equivalent Lives (ELs) under contract from the current 7.5 million we have in place. Each 10 million ELs is anticipated to equate to a cash receipts run rate 12 months from launch of $63 million. Hence, 20 million ELs could translate to a cash receipts run rate of approximately $126 million 12 months from launch. Excitingly, this is only the beginning and would expect significant revenue and cash flow growth rates for years to come.

We are extremely excited for Catasys’ future growth. I certainly hope that you can sense my excitement for the coming year(s). Perhaps now you can understand why I personally invested in excess of $22 million into Catasys, Inc. Thank you for remaining dedicated to our Company’s vision which will hopefully transform the behavioral health industry.

I wish you a happy and healthy Holiday season, and a tremendous New Year for all Catasys shareholders.

Respectfully,

Terren Peizer

Chairman & CEO

Catasys, Inc.

About Catasys, Inc.

Catasys, Inc. provides big data based analytics and predictive modeling driven behavioral healthcare services to health plans and their members through its OnTrak solution. Catasys' OnTrak solution--contracted with a growing number of national and regional health plans--is designed to improve member health and, at the same time, lower costs to the insurer for underserved populations where behavioral health conditions cause or exacerbate co-existing medical conditions. The solution utilizes proprietary analytics and proprietary enrollment, engagement and behavioral modification capabilities to assist members who otherwise do not seek care through a patient-centric treatment that integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient treatment solution.

OnTrak is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. OnTrak is currently available to members of several leading health plans in Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, North Carolina, New Jersey, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin. For further information, please visit catasys.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Amy Talebizadeh

Catasys, Inc.

(310) 444 -4346